EXHIBIT 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-26767) pertaining to the Greif, Inc. 1996 Directors Stock Option Plan

2)	Registration Statement (Form S-8 No. 333-26977) pertaining to the Greif, Inc. Incentive Stock Option Plan

3)	Registration Statement (Form S-8 No. 333-35048) pertaining to the Greif 401(k) Retirement Plan

4)	Registration Statement (Form S-8 No. 333-61058) pertaining to the Greif, Inc. 2000 Nonstatutory Stock Option Plan

5)	Registration Statement (Form S-8 No. 333-61068) pertaining to the Greif, Inc. 2001 Management Equity Incentive and Compensation Plan

6)	Registration Statement (Form S-8 No. 333-123133) pertaining to the Greif, Inc. 2005 Outside Directors Equity Award Plan

7)	Registration Statement (Form S-8 No. 333-151475) pertaining to Greif, Inc. Amended and Restated Long-Term Incentive Plan

of our report dated December 23, 2013, except for the impact of the matters discussed in Notes 1, 20 and 21 pertaining to the correction of errors and restatement included in the Annual Report on Form 10-K of Greif, Inc. for the year ended October 31, 2014 as filed with the Securities and Exchange Commission on January 21, 2015, as to which the date is January 21, 2015 with respect to the consolidated financial statements and schedule of Greif, Inc. and subsidiary companies for the year ended October 31, 2013.

/s/ Ernst & Young LLP

Columbus, Ohio

December 21, 2015